EXHIBIT 14.1

alpha-En Corporation

Code of Ethics

1.0 Regulatory Basis

Pursuant to 17 C.F.R. § 229.406, promulgated by the Securities and Exchange Commission to implement section 406 of the Sarbanes-Oxley Act of 2002, a company subject to reporting requirements under the Securities Exchange Act of 1934 must divulge if it has adopted a written code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and a of ethics code has not been adopted, explain why.

In addition, pursuant to Nasdaq Marketplace Rule 4350, companies with securities listed on the Nasdaq Stock Market must adopt a code of conduct that applies to all directors, officers and employees.

alpha-En (the Company) believes that this Code of Ethics is intended to discourage misconduct and to encourage the purposes set forth in 17 C.F.R. § 229.406. In accordance with Nasdaq Marketplace Rule 4350, the Company also believes that this Code of Ethics encourages an atmosphere of self-awareness and prudent conduct by promoting and protecting the reporting of questionable behavior. As used herein, "Company" means alpha-En Corporation.

2.0 Scope

This Code of Ethics applies to all directors, officers, consultants, and employees of the Company.

3.0 Purpose

The Company is proud of the values with which it conducts business. It has and will continue to uphold business ethics and personal integrity of the utmost quality in all types of transactions and interactions. To this end, the Company's Code of Ethics serves to (1) stress the Company's commitment to ethics and compliance with the law; (2) present the Company's basic standards of ethical and legal behavior for its directors, officers and employees; (3) elaborate reporting mechanisms for known or suspected ethical or legal violations and for other questionable behavior; and (4) deter and detect misconduct.

Considering the range and complexity of ethical questions that may arise during the course of the Company's business, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, all directors, officers and employees should remember the Company's commitment to the highest ethical standards and seek independent advice, where necessary, to ensure that all actions they take on behalf of the Company honor this commitment.

4.0 Ethical Standards

Directors, officers and employees shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating competitors, suppliers, customers and colleagues, ethically. They shall not misrepresent facts or engage in illegal, unethical, or anti-competitive practices for personal or professional gain. Bribes, kickbacks or substantial gifts may not be offered or accepted either directly or indirectly by a director, officer, or employee.

This fundamental standard of honest and ethical conduct includes the handling of conflicts of interest. All directors, officers and employees shall avoid any actual, potential, or apparent conflicts of interest with the Company and any personal activities, investments or associations that might give rise to such conflicts. They shall not use the Company for personal gain, self-deal, compete with the Company or take advantage of corporate opportunities other than on behalf of the Company. They shall act on behalf of the Company free from improper influence or the appearance of improper influence on their judgment or performance of duties. For example, there is likely a conflict of interest if a director, officer or employee causes the Company to engage in business transactions with relatives or friends; receives loans or guarantees of obligations from the Company (or a third party because of his or her relationship to the Company); has more than a modest financial interest in the Company's competitors, suppliers, or customers; or uses non-public information for personal gain or for gain by relatives or friends.

If a director, officer or employee involved in a particular decision has a relationship, business, financial, or otherwise, with a competitor, supplier, customer, candidate for employment or other person, that might impair or appear to impair his or her independence in making that decision, he or she shall disclose such relationship to the Chairman of the Board. No business relationship qualified as a “related party transaction” may take place where directors, officers or employees use their position to secure financial gain for related parties inconsistent with standard compensation received by non-related parties.  No action may be taken with respect to the transaction or party, giving rise to the actual, potential or apparent conflict unless and until the Chairman of the Board has approved such action.

4.1 Timely and Truthful Disclosure

Documents, reports, and communications filed with or submitted to the Securities and Exchange Commission and other regulators, and in other public communications made by the Company, the Company's directors, officers and employees involved in the preparation of such reports, documents and communications shall release all information fully, fairly, accurately, timely and in an understandable way. Such disclosures shall contain thoroughly and accurately reported financial and accounting data. Directors, officers or employees shall not intentionally conceal or falsify information, misrepresent material facts or overlook material facts necessary to avoid misleading the Company's independent public auditor or the public.

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4.2 Legal Compliance

All directors, officers and employees shall act in compliance with applicable governmental laws, rules and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Company does business in performing the business of the Company. If a director, officer or employee is uncertain whether a specific act would infringe an applicable law, rule, or regulation, he or she should seek the advice of the Company's outside counsel before undertaking it. It is illegal to trade in the Company's securities while in possession of material, non-public information, and it is also illegal to communicate or "tip" such information to others.

4.3 Confidentiality

The Company's directors, officers and employees shall take all practical steps to safeguard the confidentiality of non-public information about the Company and its customers and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

5.0 Violations of Ethical Standards

5.1 Reporting Known or Suspected Violations

The Company's directors and executive officers shall immediately report any known or suspected violations of this Code of Ethics and any other questionable behavior to the Chairman of the Board of Directors. All other officers and employees are encouraged to send a report of a known or suspected violation or of any questionable behavior (anonymously, if desired) to Jerome I. Feldman, Chairman of the alpha-En Corporation Board of Directors and CEO, at 120 White Plains Rd., Suite 425, Tarrytown, NY 10591. The associated telephone hotline to make reports is 914 418 2000.  No retaliatory action of any kind will be permitted against anyone making such a report, and the Board of Directors will strictly enforce this exclusion.

Upon knowledge of any unethical business conduct, or dishonest or illegal acts, the Board of Directors shall properly investigate the report and provide feedback to the reporting party (unless such party is anonymous) as to the result of its investigation.

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5.2 Accountability for Adherence

If the Board of Directors determines that this Code of Ethics has been violated directly or by failure to report a violation, withholding information related to a violation or taking prohibited retaliatory action against someone who reported questionable behavior, it may discipline the offending director, officer or employee for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include, depending upon the severity of the infraction, oral or written reprimands, the withholding of bonuses, the deduction of some or all of the person's earned units in the Company's Deferred Management Compensation Plan, the forfeiture of director stipends, removal from committees of the Board of Directors and, if warranted, termination. In addition, violations may result in criminal penalties and/or civil liabilities for the offending director, officer or employee and/or the Company.

6.0 Waivers

The Company's Board of Directors, in its discretion, may grant a waiver of a provision of this Code of Ethics to any director, officer or employee. If the waiver is granted for a director or executive officer, a current report on Form 8-K must be filed with the Securities and Exchange Commission in accordance with the applicable rules and regulations of the Commission and Nasdaq.

Revised and Approved by the Board of Directors:  March 10, 2015

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